        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST____, 1999
                                                  REGISTRATION NO. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                         -----------------------------

                               CORIXA CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                DELAWARE                              2836                      91-1654387
     (State or Other Jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
      Incorporation or Organization)     Classification Code Number)      Identification Number)

                         1124 COLUMBIA STREET, SUITE 200
                             SEATTLE, WA 98104-2040

                                 (206) 754-5711

       (Address, Including Zip Code, and Telephone Number, Including Area
               Code, of Registrant's Principal Executive Offices)

                              STEVEN GILLIS, PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               CORIXA CORPORATION
                             SEATTLE, WA 98104-2040
                                 (206) 754-5711

             (Name, Address Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                                   COPIES TO:
                            William W. Ericson, Esq.
                               Megan L. Muir, Esq.
                             Charles P. Carter, Esq.
                                VENTURE LAW GROUP
                           A Professional Corporation
                               4750 Carillon Point
                               Kirkland, WA 98033

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
  TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED       OFFERING PRICE PER     AGGREGATE OFFERING PRICE   REGISTRATION
                                                     UNIT(1)                     (2)                   FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value          170,224            $13.9375                  2,372,497               $660.
$0.001
================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Corixa Corporation Common Stock as reported on the Nasdaq National Market on August 5, 1999 pursuant to Rule 457(c).

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  Subject To Completion, Dated August 9, 1999

PROSPECTUS

                               CORIXA CORPORATION

                         170,224 SHARES OF COMMON STOCK

        THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 IN DETERMINING WHETHER TO PURCHASE THE CORIXA CORPORATION COMMON STOCK.


                              --------------------


        The selling stockholders identified on page 18 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page
16. We will not receive any portion of the proceeds from the sale of these shares.

        Corixa Corporation's common stock is quoted on the Nasdaq National Market under the symbol CRXA.

        On August 5, the last sale price of the common stock on the Nasdaq National Market was $14.0781 per share.

=============================================================================================
                                                       UNDERWRITING
                                    PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                     PUBLIC             COMMISSIONS      SELLING STOCKHOLDERS
---------------------------------------------------------------------------------------------
Per Share.................      See Text Above       See Text Above        See Text Above
Total.....................
---------------------------------------------------------------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED ON THE ADEQUACY OF ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                The date of this prospectus is August ____, 1999

                                TABLE OF CONTENTS

THE COMPANY..................................................................................3
RISK FACTORS.................................................................................3
USE OF PROCEEDS.............................................................................16
ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS............................................16
PLAN OF DISTRIBUTION........................................................................16
SELLING STOCKHOLDERS........................................................................18
LEGAL MATTERS...............................................................................19
EXPERTS.....................................................................................19
WHERE YOU CAN FIND MORE INFORMATION.........................................................19

        We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                                   THE COMPANY

        Corixa Corporation, headquartered in Seattle, Washington, is a biotechnology company focused on preventing disease by understanding and directing the immune system. Corixa applies its expertise in immunology and proprietary technology platforms to the discovery and development of vaccine and other antigen-based products. Corixa is focused on research and development of products to prevent or treat cancers and infectious and autoimmune diseases. Corixa's strategy is to partner with numerous developers and marketers of pharmaceutical and diagnostic products with the goal of making products based on Corixa's technologies available to patients on a world-wide basis. Corixa dedicates most of its resources to product discovery and invests its own capital in direct funding of individual product clinical trials.

        Corixa was incorporated in Delaware in September 1994. Corixa's principal executive offices are located at 1124 Columbia Street, Suite 200, Seattle, Washington 98104-2040, and its telephone number is (206) 754-5711. As used in this prospectus, "we," "us," "our" and "Corixa" refer to Corixa Corporation, a Delaware corporation, and its wholly-owned subsidiaries.

                                  RISK FACTORS

        PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION APPEARING IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

WE MAY NEVER GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY.

        We are at an early stage in the development of our therapeutic, prophylactic and diagnostic products. To date, almost all of our revenue has resulted from payments made under agreements with our corporate partners, and we expect that most of our revenue for the foreseeable future will continue to result from corporate partnerships. Since our inception, we have generated only minimal revenue from diagnostic product sales and no revenue from therapeutic or prophylactic product sales. We do not expect immunotherapeutic products that may result from our research and development programs to be commercially available for a number of years, if at all. It is uncertain when, if ever, we will receive any significant revenue from commercial sales of such products. We may not receive anticipated revenue under existing corporate partnerships or be able to enter into any additional corporate partnerships. Thus, we may never achieve consistent profitability.

OUR TECHNOLOGY AND PRODUCT DEVELOPMENT ARE UNPROVEN.

        Our technological approach to the development of therapeutic and prophylactic vaccines and other immunotherapeutic products for cancers and infectious and autoimmune diseases is unproven in humans. Products based on our technologies are currently in the discovery, preclinical or early clinical investigation stages. To date, only one of our corporate partners has conducted clinical trials that incorporate our proprietary microsphere delivery systems and, other than a Phase I clinical trial in Brazil, neither we nor any of our corporate partners have conducted any clinical trials that incorporate our proprietary adjuvants. In addition, neither we nor any other company has successfully commercialized any therapeutic vaccines for cancer or the infectious or autoimmune diseases we target. We may not be able to develop effective vaccines for such diseases within a reasonable time, if ever, and such vaccines may not be capable of being commercialized.

        Most of our programs are currently in the discovery stage or in preclinical development. Only seven of our immunotherapeutic products have advanced to clinical trials. Our vaccines have not been demonstrated to be safe and effective in clinical settings. Our programs may not move beyond their current stages of development.

OUR STOCKHOLDERS FACE POTENTIAL DILUTION.

        Our stockholders will experience immediate and substantial dilution as a result of the shares of our common stock issued to RIBI ImmunoChem Research, Inc. ("Ribi") stockholders in our proposed merger with Ribi. Additional dilution would occur if:

        o there is exercise of any of the outstanding options or the warrants to purchase Ribi common stock that will be assumed by us in the merger;

        o we elect or are required to sell shares of our common stock to SmithKline Beecham plc under the terms of our multi-field collaboration and license agreement with SmithKline Beecham;

        o we issue additional shares of our Series A preferred stock and warrants to purchase our common stock to Castle Gate in connection with additional draw-downs of funds under the Castle Gate equity line of credit; or

        o we enter into additional corporate partnerships in connection with which we agree to sell shares of our capital stock.

RISKS RELATED TO THE PENDING RIBI MERGER

INTEGRATION OF OPERATIONS MAY BE DIFFICULT AND LEAD TO ADVERSE EFFECTS.

        The anticipated benefits of the merger will depend in part on whether Corixa and Ribi can integrate their operations in an efficient and effective manner. Integrating Corixa and Ribi will be a complex, time consuming and expensive process. Successful integration will require combining the companies' respective:

        o       research, development and manufacturing efforts;

        o       scientific cultures;

        o       strategic goals;

        o       business development efforts; and

        o       geographically separate facilities.

        Corixa and Ribi may not accomplish this integration smoothly or successfully. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and Ribi and Corixa may have difficulties retaining key scientific and managerial personnel.

THE FIXED EXCHANGE RATIO MAY LIMIT THE VALUE OF CORIXA COMMON STOCK BEING RECEIVED BY RIBI STOCKHOLDERS.

        Each outstanding share of Ribi common stock will convert into the right to receive 0.1685 of one share of Corixa common stock upon completion of the merger. This exchange ratio will not be adjusted for changes in the market price of either Corixa common stock or Ribi common stock prior to completion of the merger. The price of Corixa common stock may vary significantly between now and the date of the merger. If the market price for Corixa common stock increases or decreases before completion of the merger, the market value of the Ribi stockholders' right to receive Corixa common stock would correspondingly increase or decrease. Ribi stockholders will not be compensated for decreases in the market price for Corixa common stock.

THE MARKET PRICE OF CORIXA COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

        The market price of Corixa common stock may decline significantly if, among other things:

        o the integration of Corixa's and Ribi's operations is not successful;

        o the combined company does not experience business synergies as quickly or to the extent as may be expected by financial analysts; or

        o the accretive/dilutive effect of the merger is not in line with the expectation of financial analysts.

        In any such case, the trading price of Corixa common stock may decline and you may lose all or part of your investment.

THE MERGER WILL RESULT IN COSTS OF INTEGRATION AND TRANSACTION EXPENSES THAT COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

        If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to Corixa's stockholders resulting from the issuance of shares of Corixa common stock in connection with the merger, Corixa's financial results, including loss per share, could be adversely affected. Corixa and Ribi estimate that they will incur aggregate direct transaction costs of approximately $1.8 million associated with the merger and related severance costs of approximately $800,000. The combined company also expects to incur costs after completion of the merger associated with integrating the operations of Corixa and Ribi. Such costs may include:

        o       elimination of duplicate operations; and

        o consolidation of certain administration, support and research and development activities.

        Actual costs may substantially exceed these estimates. In addition, unanticipated expenses associated with integrating the two companies may arise. We expect to incur a charge currently estimated to be $25.5 million in the third quarter of 1999 to reflect our write-off of Ribi's in-process research and development efforts. Corixa may also incur additional charges in subsequent quarters to reflect costs associated with the merger.

IF THE COMBINED COMPANY IS NOT PERMITTED TO WRITE-OFF A SIGNIFICANT AMOUNT OF PURCHASE PRICE AS ATTRIBUTABLE TO IN-PROCESS RESEARCH AND DEVELOPMENT, THE PRICE OF OUR COMMON STOCK COULD DECLINE.

        If current accounting rules as interpreted by our auditors and the SEC do not permit the combined company to write off immediately a significant amount of the purchase price of the merger as attributable to in-process research and development, the combined company would have to amortize a correspondingly higher amount of the purchase price over several years. Such amortization would be reflected as an expense item on the combined company's statement of operations, and cause it to report higher losses, which may adversely affect its stock price.

THERE MAY BE UNKNOWN RISKS INHERENT IN THE MERGER, ESPECIALLY PERTAINING TO RIBI'S INTELLECTUAL PROPERTY.

        Although we have conducted scientific due diligence with respect to Ribi, we did not perform the research and development activities or control the patent application process related to those activities itself. The combined company may discover adverse information concerning Ribi's intellectual property subsequent to the completion of the merger, such as the possible inadequacy of Ribi's current patent protection and/or potential patent infringement by Ribi. Additionally, many other biotechnology companies currently are filing patents in the fields of antigens, adjuvants and biopharmaceutical compounds at a rapid pace, and Ribi may not have been the first to file patent application covering Ribi discoveries, or may not have obtained adequate patent protection for its proprietary products.

THE COMBINED COMPANY MAY NOT SUCCESSFULLY MANAGE ITS GROWTH OR INTEGRATE POTENTIAL FUTURE ACQUISITIONS.

        In the future, the combined company may make additional acquisitions of complementary companies, products or technologies. Managing these acquired businesses will entail numerous operational and financial risks and strains, including:

        o difficulties in assimilating acquired operations and scientific cultures;

        o       amortization of acquired intangible assets; and

        o potential loss of key employees or strategic relationships of acquired entities.

        The combined company may not be able to manage effectively its growth, and failure to do so may adversely affect the combined company's business and stock price.

WE ARE DEPENDENT ON EXISTING AND FUTURE CORPORATE PARTNERSHIPS.

        The success of our business strategy is largely dependent on our ability to enter into multiple corporate partnerships and to manage effectively the numerous relationships that may exist as a result of this strategy. We have established significant relationships with various corporate partners, including, among others, the following:

        o in October 1998, we entered into a strategic collaboration and license agreement with SmithKline Beecham for the research, development and commercialization of vaccine products aimed at the prevention and/or treatment of tuberculosis, chlamydia trachomatis infection, chlamydia pneumoniae infection, breast cancer, prostate cancer, ovarian cancer and colon cancer;

        o In May 1999, we entered into a collaboration agreement with Inpharzam International S.A., a wholly-owned subsidiary of Zambon Group spa, for the research, development and commercialization (exclusively in Europe and certain South American countries and co-exclusively in China) of vaccine products aimed at the prevention and/or treatment of lung cancer; and

        o in June 1999, we entered into a license and collaborative research agreement with the pharmaceutical division of Japan Tobacco, Inc. for the research, development and commercialization (exclusively in North America, Japan and all other countries not exclusively licensed to Zambon, and co-exclusively in China) of vaccine and antibody-based products aimed at the prevention and/or treatment of lung cancer.

        We derived 92% of our revenue during the six months ended June 30, 1999 and 93% of our revenue during each of the years ended December 31, 1998 and December 31, 1997 from research and development and other funding under our existing corporate partnerships.

        Certain of our corporate partners have entered into agreements granting them options to license certain aspects of our technology. Any of these corporate partners may not exercise its option to license such technology. We have also entered into corporate partnerships with several companies for the development, commercialization and sale of diagnostic products incorporating our proprietary antigen technology. These diagnostic corporate partnerships may never generate significant revenues. Furthermore, we are currently engaged in discussions with a number of pharmaceutical and diagnostic companies with respect to potential corporate partnering arrangements covering various aspects of our technologies. The process of establishing corporate partnerships is difficult and time-consuming and involves significant uncertainty. These discussions may not lead to the establishment of new corporate partnerships on favorable terms, if at all. If established, such corporate partnerships may never result in the successful development of our products or the generation of significant revenues.

        Because we enter into research and development collaborations with corporate partners at an early stage of product development, our success depends upon the performance of our corporate partners. We do not directly control the amount or timing of resources to be devoted to activities by our corporate partners. Any of our corporate partners may not commit sufficient resources to our research and development programs or the commercialization of our products. If any corporate partner fails to conduct its activities in a timely manner, or at all, our preclinical or clinical development related to such corporate partnership could be delayed or terminated. Also, our current corporate partners or future corporate partners, if any, may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Further, disputes may arise with respect to ownership of technology developed under any such corporate partnership. Finally, any of our current corporate partnerships may be terminated by its corporate partner, and we may not be able to negotiate additional corporate partnerships in the future on acceptable terms, or at all.

        Management of our relationships with our corporate partners will require:

        o       significant time and effort from our management team:

        o coordination of our research with the research of its corporate partners;

        o       effective allocation of our resources to multiple projects; and

        o an ability to obtain and retain management, scientific and other personnel.

WE ARE DEPENDENT ON IN-LICENSED TECHNOLOGY.

        Our success is also dependent on our ability to enter into licensing arrangements with commercial or academic entities to obtain technology that is advantageous or necessary to the development and commercialization of our products. We have various license agreements that give us rights to use technologies owned or licensed by third parties in our and our corporate partners' discovery, research, development and commercialization activities. Disputes may arise regarding the invention and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by us and our licensors or scientific collaborators. Additionally, many of our in-licensing agreements contain milestone-based termination provisions. Our failure to meet any significant milestones in a particular agreement could allow the licensor to terminate such agreement.

        We may not be able to negotiate additional license agreements in the future on acceptable terms, if at all. In addition, our current license agreements may be terminated, and we may not be able to maintain the exclusivity of our exclusive licenses. If we cannot obtain or maintain licenses to technology advantageous or necessary to our business, we and our corporate partners may be required to expend significant time and resources to develop or in-license similar technology. If we are not able to do so, we may be prevented from commercializing certain of its products.

OUR PATENT POSITION IS UNCERTAIN AND ITS SUCCESS DEPENDS ON PROPRIETARY RIGHTS.

        Our success depends in part on our ability to:

        o       obtain patents;

        o       protect trade secrets;

        o operate without infringing upon the proprietary rights of others; and

        o       prevent others from infringing on our proprietary rights.

        We will only be able to protect our proprietary rights from unauthorized use by third parties to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. We try to protect our proprietary position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. As of June 30, 1999, we owned, licensed or optioned 65 issued United States patents that expire at various times between December 2004 and August 2016, and 163 pending United States patent applications.

        The patent positions of biotechnology and biopharmaceutical companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or licenses from third parties may not provide any protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. Also, patent rights may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that we have developed. The laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents, we rely on trade secrets and proprietary know-how. We seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for our technology in the event of unauthorized use or disclosure of confidential and proprietary information. The parties may breach such agreements. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.

WE MAY FACE CHALLENGES FROM THIRD PARTIES REGARDING THE VALIDITY OF OUR PATENTS AND PROPRIETARY RIGHTS.

        Research has been conducted for many years in the fields of molecular biology and immunology. This has resulted in a substantial number of issued patents and an even larger number of patent applications. Patent applications in the United States are, in most cases, maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made. Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties. Our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of infringement or violation, we and our corporate partners may be prevented from pursuing product development or commercialization. Such a result will significantly harm our business.

        We have licensed certain patent applications from Southern Research Institute, or SRI, related to our microsphere encapsulation technology, two of which are currently the subjects of opposition proceedings before the

European Patent Office. SRI may not prevail in these opposition proceedings and patents may not issue in Europe related to such technology.

        The biotechnology and pharmaceutical industries have been characterized by extensive litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property suits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

        o       enforce our issued and licensed patents;

        o       protect trade secrets or know-how that we own or license; or

        o determine the enforceability, scope and validity of the proprietary rights of others.

        If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be significantly diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties. We may be restricted or prevented from manufacturing and selling our products, if any, in the event of an adverse determination in a judicial or administrative proceeding or if we fails to obtain necessary licenses. Costs associated with these arrangements may be substantial and may include ongoing royalties. Furthermore, we may not be able to obtain the necessary licenses on satisfactory terms, if at all. These outcomes would significantly harm our business.

WE HAVE A HISTORY OF OPERATING LOSSES.

        We have experienced significant operating losses in each year since our inception on September 8, 1994. As of June 30, 1999, our accumulated deficit was approximately $54.7 million, of which 47% is attributable to the write-off of in-process research and development costs associated with the acquisitions of Anergen and GenQuest. We may incur substantial additional operating losses over at least the next several years. Such losses have been and may continue to be principally the result of the various costs associated with our acquisition activities, including the expenses associated with the write-off of in-process research and development, discovery, research and development programs and preclinical studies and clinical activities. Substantially all of our revenue and other income to date have resulted from corporate partnerships, other research, development and licensing arrangements, research grants and interest income. Our ability to achieve a consistent, profitable level of operations is dependent in large part upon:

        o entering into agreements with corporate partners for product discovery, research, development and commercialization;

        o       obtaining regulatory approvals for its products; and

        o       successfully manufacturing and marketing commercial products.

We may not be able to achieve consistent profitability. In addition, payments under corporate partnerships and licensing arrangements will be subject to significant fluctuations in both timing and amounts, resulting in quarters of profitability and quarters of losses by us. Therefore, our results of operations for any period may fluctuate and may not be comparable to the results of operations for any other period.

OUR NEED FOR, AND ABILITY TO SECURE, ADDITIONAL FUNDING IS UNCERTAIN.

        We will require substantial capital resources in order to conduct our operations. Our future capital requirements will depend on many factors, including, among others, the following:

        o continued scientific progress in our discovery, research and development programs;

        o the magnitude and scope of our discovery, research and development programs;

        o our ability to maintain existing, and establish additional, corporate partnerships and licensing arrangements;

        o       progress with preclinical studies and clinical trials;

        o       the time and costs involved in obtaining regulatory approvals;

        o the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;

        o the potential need to develop, acquire or license new technologies and products; and

        o       other factors not within our control.

        We intend to seek additional funding through corporate partnerships, and also may seek additional funding through:

        o       public or private equity financings;

        o       public or private debt financings; and

        o       capital lease transactions.

However, additional financing may not be available on acceptable terms, if at all. Additional equity financings could result in significant dilution to stockholders. If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest one or more of our discovery, research, development, preclinical or clinical programs or manufacturing efforts. We believe that our existing capital resources, committed payments under existing corporate partnerships and licensing arrangements, bank credit arrangements, equity credit lines, equipment financing and interest income will be sufficient to fund our current and planned operations over at least the next 18 months. Such funds, however, may not be sufficient to meet our capital needs for the same period of time. In addition, a substantial number of payments to be made by our corporate partners and other licensors are dependent upon the achievement by us of development and regulatory milestones. Failure to achieve such milestones may significantly harm our future capital position.

WE ARE DEPENDENT ON OUR KEY PERSONNEL.

        We are highly dependent on the principal members of our scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of our scientific or business objectives. Competition among biotechnology and biopharmaceutical companies for qualified employees is intense, and the ability to retain and attract qualified individuals is critical to our success. We may not be able to attract and retain such individuals currently or in the future on acceptable terms, or at all, and the failure to do so would significantly harm our business. In addition, we do not maintain "keyperson" life insurance on any of our officers, employees or consultants.

        We also have relationships with scientific collaborators at academic and other institutions, some of who conduct research at our request or assist us in formulating our research, development or clinical strategy. These scientific collaborators are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these scientific collaborators and can generally expect such individuals to devote only limited amounts of time to our activities. Failure of any such persons to devote sufficient time and resources to our programs could harm our business. In addition, these collaborators may have arrangements with other companies to assist such companies in developing technologies that may prove competitive to us.

WE FACE INTENSE COMPETITION.

        The biotechnology and biopharmaceutical industries are intensely competitive. Many companies compete with us in developing alternative therapies to treat cancer, infectious and autoimmune diseases, including:

        o       pharmaceutical companies;

        o       biotechnology companies;

        o       academic institutions; and

        o       research organizations.

        Moreover, technology controlled by third parties that may be advantageous to our business may be acquired or licensed by our competitors, thereby preventing us from obtaining such technology on favorable terms, or at all.

        Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in discovery, research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than us and our corporate partners. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for discovery, research, preclinical and clinical development, manufacturing and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs. We and our corporate partners will face competition with respect to:

        o       product efficacy and safety;

        o       the timing and scope of regulatory approvals;

        o       availability of resources;

        o       reimbursement coverage;

        o       price; and

        o patent position, including potentially dominant patent positions of others.

        Competitors may develop more effective or more affordable products, or may achieve earlier patent protection or product commercialization than us and our corporate partners. Such competitive products may render our products obsolete.

WE LACK MANUFACTURING EXPERIENCE AND RELY ON CONTRACT MANUFACTURERS.

        We do not currently have significant manufacturing facilities and do not have significant experience in managing a manufacturing facility. Although we currently manufacture limited quantities of some antigens and adjuvants, we intend to rely on third party contract manufacturers to produce large quantities of such substances for clinical trials and product commercialization until such time, if ever, that we are in a position to manufacture such substances itself. Our vaccines and other products have never been manufactured on a commercial scale. Such products may not be able to be manufactured at a cost or in quantities necessary to make them commercially viable. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we should encounter delays or difficulties in our relationships with such manufacturers, our preclinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of such products. Moreover, contract manufacturers that we may use must continually adhere to current Good Manufacturing Practices (GMP) regulations enforced by the United States Food and Drug Administration (FDA) through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of our products will not be granted.

WE LACK SALES, MARKETING AND DISTRIBUTION CAPABILITY.

        We currently have no sales, marketing or distribution capability. We intend to rely on our corporate partners to market our products. Our corporate partners may not have effective sales forces and distribution systems. If we are unable to maintain or establish such relationships and are required to market any of our products directly, we will need to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. We may not be able to maintain or establish such relationships with third parties or develop in-house sales and distribution capabilities.

WE FACE HEAVY GOVERNMENT REGULATION.

        Any products we or our corporate partners develop are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product we or our corporate partners develop must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and/or the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances:

        o would adversely affect the marketing of any products we or our corporate partners develop;

        o could impose significant additional costs on us or our corporate partners;

        o would diminish any competitive advantages that we or our corporate partners may attain; and

        o could adversely affect our ability to receive royalties and generate revenues and profits.

        Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for such product. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing GMP. The FDA has recently revised the GMP regulations. The new Quality System Regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

        We are also subject to numerous federal, state and local laws, regulations and recommendations relating to:

        o       safe working conditions;

        o       laboratory and manufacturing practices;

        o       the experimental use of animals;

        o       the environment; and

        o the use and disposal of hazardous substances, including radioactive compounds and infectious disease agents.

        In addition, we cannot predict the extent of government regulations or the impact of new governmental regulations that might have an adverse effect on the discovery, development, production and marketing of our products. We may be required to incur significant costs to comply with current or future laws or regulations. Our business may be harmed by the cost of such compliance.

WE FACE PRODUCT LIABILITY EXPOSURE AND POTENTIAL UNAVAILABILITY OF INSURANCE.

        We may experience losses due to product liability claims. We have obtained limited product liability insurance coverage. Such coverage may not be adequate or may not continue to be available in sufficient amounts or at an acceptable cost, or at all. We may not be able to obtain commercially reasonable product liability insurance for any product approved for marketing. A product liability claim, product recalls or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, may significantly harm our business.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET.

        Any products successfully developed by us or our corporate partners, if approved for marketing, may never achieve market acceptance. Such products, if successfully developed, will compete with drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Physicians, patients or the medical community in general may not accept and utilize any products that may be developed by us or our corporate partners.

        The degree of market acceptance of any products developed by us or our corporate partners will depend on a number of factors, including:

        o the establishment and demonstration of the clinical efficacy and safety of the product candidates;

        o       their potential advantage over alternative treatment methods;
                and

        o       reimbursement policies of government and third-party payors.

WE FACE POTENTIAL VOLATILITY IN OUR STOCK PRICE.

        The market prices for securities of biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of our common stock may be subject to substantial volatility depending upon many factors, including:

        o announcements regarding the results of discovery efforts, preclinical and clinical activities;

        o announcements regarding the acquisition of technologies or companies;

        o technological innovations or new commercial products developed by us or our competitors;

        o       changes in government regulations;

        o       changes in our patent portfolio;

        o       developments or disputes concerning proprietary rights;

        o changes in existing corporate partnerships or licensing arrangements;

        o establishment of additional corporate partnerships or licensing arrangements;

        o       progress of regulatory approvals;

        o issuance of new or changed stock market analyst reports and/or recommendations;

        o       economic and other external factors;

        o       operating losses by us; and

        o fluctuations in our financial results and degree of trading liquidity in our common stock.

        One or more of these factors could significantly harm our business and decrease the price of our common stock in the public market.

WE FACE UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT AND HEALTH CARE REFORM.

        In both domestic and foreign markets, sales of our or our corporate partners' products will depend in part on the availability of reimbursement from third-party payors such as:

        o       government health administration authorities;

        o       private health insurers;

        o       health maintenance organizations;

        o       pharmacy benefit management companies; and

        o       other healthcare-related organizations.

        Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of health care. Existing regulations affecting the pricing o pharmaceuticals and other medical products may also change before any of our or our corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we or any of our corporate partners may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. Our or our corporate partners' products, if any, may not be considered cost effective or adequate third-party reimbursement may not be available to enable us or our corporate partners to maintain price levels sufficient to realize a return on our investment.

WE ARE CONTROLLED BY A SMALL NUMBER OF EXISTING STOCKHOLDERS.

        As of June 30, 1999, our executive officers and directors, together with entities affiliated with them, beneficially own approximately 39.6% of our outstanding common stock together with applicable options and warrants held by such stockholders. The voting power of these stockholders could have the effect of delaying or preventing a change in control of Corixa.

                                 USE OF PROCEEDS

        The proceeds from the sale of the common stock offered by this prospectus are solely for the account of the selling shareholders. We will not receive any proceeds from the sale of these shares.

                ISSUANCE OF COMMON STOCK TO SELLING STOCKHOLDERS

        In connection with the December 11, 1998 Agreement and Plan of Reorganization between Yakima Acquisition Corporation, a wholly-owned subsidiary of Corixa, Corixa and Anergen, Inc., a Delaware corporation ("Anergen"), on February 11, 1999, International Biotechnology Trust plc ("IBT") purchased 56,741 shares of Corixa's common stock and Warburg, Pincus Ventures, L.P. ("Warburg") purchased 113,483 shares of Corixa's common stock, pursuant to a Common Stock Purchase Agreement dated December 11, 1998 among Corixa, IBT and Warburg (the "Private Placement"). As consideration for the shares, IBT and Warburg provided a bridge loan to Anergen in the aggregate amount of $1,500,000. The purchases of Corixa's common stock by IBT and Warburg were exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended.

        This prospectus covers the resale of the shares of Corixa common stock issued in the Private Placement.

                              PLAN OF DISTRIBUTION

        Shares of common stock offered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholder as a pledgor, a borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell shares on the Nasdaq National Market, or in private sales at negotiated prices directly or through a broker. The selling stockholders and any underwriters, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933. Any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities arising under the Securities Act.

        The selling stockholders will pay selling commissions or brokerage fees, if any, with respect to the sale of the common stock offered by this prospectus in amounts customary for this type of transaction. Each selling stockholder will also pay all applicable transfer taxes and fees for its legal counsel incurred in connection with the sale of shares.

        The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of the shares offered by this prospectus in the market, and to their own activities and those of their affiliates. The selling stockholders have advised us that during the time they are engaged in attempting to sell the shares offered by this prospectus, they will:

        o not engage in any stabilization activity in connection with any of our securities;

        o provide copies of this prospectus to each person to whom shares may be offered, and to each broker-dealer, if any, through whom shares are offered;

        o not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire our securities other than as permitted under the Exchange Act;

        o not effect any sale or distribution of the shares offered hereby until after the prospectus has been appropriately amended or supplemented, if required; and

        o effect all sales of shares in broker's transactions through broker-dealers acting as agents, in transactions directly with market makers or in privately negotiated transaction where no broker or other third party (other than the purchaser) is involved.

        We have agreed to maintain the effectiveness of this registration statement until the earlier of the sale of all the shares offered by this prospectus or the date that each holder of shares can sell all of the shares it holds in any three-month period in compliance with Rule 144 promulgated under the Securities Act, but in no event after February 11, 2000. No sales may be made pursuant to this prospectus after the expiration date unless we amend or supplement this prospectus to indicate that we have agreed to extend the period of effectiveness. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                              SELLING STOCKHOLDERS

        The following table sets forth certain information as of August 5, 1999 with respect to the selling stockholders. The following table assumes that the selling stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

        The number and percentage of shares beneficially owned is based on 14,862,053 shares outstanding as of August 5, 1999 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of July 31, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

        No selling stockholder has had any material relationship with us or any of our predecessors or affiliates within the last three years.

                                                   Shares
                                                Beneficially    Shares Offered        Shares
                                               Owned Prior to       by this      Beneficially Owned
        Selling Stockholder                    the Offering(1)    Prospectus     After the Offering
        -------------------                  ------------------ --------------   ------------------
                                              Number    Percent                  Number     Percent
                                              -------   -------                  ------     -------
Warburg, Pincus Ventures, L.P.                122,309      *      113,483          8,826        *
International Biotechnology Trust plc         193,128    1.29      56,741        136,387        *



----------

*       Less than 1%

                                  LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, Kirkland, Washington, counsel to Corixa Corporation.

                                     EXPERTS

        The consolidated financial statements of Corixa Corporation appearing in Corixa Corporation's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Anergen, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 appearing in Corixa Corporation's Current Report on Form 8-K dated August 9, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of GenQuest Inc. as of December 31, 1997 and 1996 and for the years then ended and for the period from July 14, 1995 (date of inception) to December 31, 1997 appearing in Corixa Corporation's Current Report on Form 8-K dated August 9, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commissions. Certain information in the registration statements has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Corixa Corporation may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling stockholders have sold all the shares.

        The following documents filed with the SEC are incorporated by reference in this prospectus:

        1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (File No 0-22891).

        2. Our definitive Proxy Statement dated March 22, 1999, filed in connection with our May 5, 1999 Annual Meeting of Stockholders.

        3. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (File No 0-22891) and June 30, 1999 (File No 0-22891).

        4. Our Current Reports on Form 8-K, filed with the SEC on February 12, 1999, April 23, 1999, June 3, 1999, June 30, 1999 and August 9, 1999
(File No. 0-22891).

        5. The description of our common stock in our Registration Statements on Form 8-A filed with the SEC on July 25, 1997 and September 22, 1997 (File No. 0-22891).

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Michelle Burris, Chief Financial Officer, 1124 Columbia Street, Suite 200, Seattle, WA 98104-2040, telephone: (206) 754-5711.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling stockholders are payable individually by the selling stockholders. All amounts shown are estimates except the SEC registration fee and the Nasdaq listing fee.

                                                                                     Amount
                                                                                   To be Paid
                                                                                   ----------
SEC registration fee..............................................................   $   660
Legal fees and expenses ..........................................................    15,000
Accounting fees and expenses .....................................................     7,500
Nasdaq listing fees ..............................................................    17,500
(Includes the listing fees for this prospectus as well as the fees for the shares to be listed pursuant to the Registration Statement on
Form S-4 filed on June 30, 1999 by the Company.)
Miscellaneous expenses ...........................................................     5,000
                                                                                     -------
        Total ....................................................................   $45,660
                                                                                     =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (1) the Registrant is required to indemnify its directors, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify officers, employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
(iv) the rights conferred in the Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that it adverse to such directors, executive officers and employees.

        The Registrant's policy is to enter into indemnification agreements with each of its directors that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, such indemnity agreements provide that directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or executive officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant's Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party (i) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous; (iv) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws; (v) on account of the indemnified party's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; (vi) an account of any conduct from which the indemnified party derived an improper personal benefit; (vii) on account of conduct the indemnified party believed to be contrary to the best interests of the Registrant or its stockholders; (viii) on account of conduct that constituted a breach of the indemnified party's duty of loyalty to the Registrant or its stockholders; or (ix) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

        The indemnification provision in the Bylaws and the indemnification agreements entered into between the Registrant and its directors, may be sufficiently broad to permit indemnification of the Registrant's directors for liabilities arising under the Securities Act.

        In connection with this offering, the selling stockholders have agreed to indemnify the Registrant, its directors and officers and each such person who controls the Registrant, against any and all liability arising from inaccurate information provided to the Registrant by the selling stockholders and contained herein up to a maximum of the net proceeds received by the selling stockholders from the sale of their shares hereunder (except such maximum shall not apply in the case of willful fraud by such selling stockholders).

ITEM 16. EXHIBITS

      Exhibit
       Number   Description of Exhibit
      --------  ----------------------
        5.1     Opinion of Venture Law Group, A Professional Corporation (see
                page II-6

       23.1     Consent of Ernst & Young LLP, Independent Auditors (see page
                II-7)

       23.2     Consent of Ernst & Young LLP, Independent Auditors (see page
                II-8)

       23.3     Consent of Ernst & Young LLP, Independent Auditors (see page
                II-9)

       23.4     Consent of Counsel (included in Exhibit 5.1) (see page II-6)

       24.1     Power of Attorney (see page II-4)

----------

ITEM 17. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 9th day of August, 1999.

                                        CORIXA CORPORATION

                                        By:
                                           -------------------------------------
                                           Steven Gillis, Ph.D.
                                           Chairman
                                           and Chief Executive Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Steven Gillis and Michelle Burris, and each of them, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                                       TITLE                            DATE
             ---------                                       -----                            ----
                                                Chairman, Chief Executive                 August 9, 1999
----------------------------------------        Officer and Director (Principal
          Steven Gillis, Ph.D.                  Executive Officer)


                                                Vice President and Chief Financial        August 9, 1999
----------------------------------------        Officer (Principal Financial and
             Michelle Burris                    Accounting Officer)

                                                President, Chief Operating Officer and    August 9, 1999
----------------------------------------        Director
               Mark McDade


                                                Director                                  August 9, 1999
----------------------------------------
             Joseph S. Lacob


                                                Director                                  August 9, 1999
----------------------------------------
            Andrew E. Senyei

                               CORIXA CORPORATION

                                INDEX TO EXHIBITS

                                                                                     Sequentially
       Exhibit                                                                         Numbered
       Number                                                                             Page
       -------                                                                       ------------
        5.1     Opinion of Venture Law Group, A Professional Corporation                 II-6

        23.1    Consent of Ernst & Young LLP, Independent Auditors                       II-7

        23.2    Consent of Ernst & Young LLP, Independent Auditors                       II-8

        23.3    Consent of Ernst & Young LLP, Independent Auditors                       II-9

        23.4    Consent of Counsel (included in Exhibit 5.1)                             II-6

        24.1    Power of Attorney (see page II-4)                                        II-4

                                                                     EXHIBIT 5.1


                                 August 9, 1999


Corixa Corporation
1124 Columbia Street, Suite 200
Seattle, WA  98104


        REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-_____)

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 9, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

        It is our opinion that the Shares, when sold by the selling shareholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                                   Sincerely,

                                                   VENTURE LAW GROUP
                                                   A Professional Corporation


                                                   /s/ VENTURE LAW GROUP

                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

The Board of Directors
Corixa Corporation

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Corixa Corporation for the registration of 170,224 shares of its common stock and to the incorporation by reference therein of our report dated February 3, 1999, with respect to the consolidated financial statements of Corixa Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

Seattle, Washington

August 9, 1999

                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Corixa Corporation for the registration of 170,224 shares of its common stock and to the incorporation by reference therein of: (i) our report dated February 22, 1999 with respect to the financial statements of Anergen, Inc. included in Current Report on Form 8-K of Corixa Corporation dated August 9, 1999; and (ii) our report dated February 6, 1998 except for the second paragraph of Note 1, as to which the date is December 21, 1998 with respect to the financial statements of Anergen, Inc., included in Current Report on Form 8-K of Corixa Corporation dated February 12, 1999, filed with the Securities and Exchange Commission.

                                                   Ernst & Young, LLP

Seattle, Washington
August 9, 1999

                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Corixa Corporation for the registration of 170,224 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1998 except for Note 9, as to which the date is February 28, 1998 with respect to the financial statements of GenQuest Inc. included in Corixa Corporation's dated August 9, 1999 Current Report on Form 8-K of filed with the Securities and Exchange Commission.

                                                   Ernst & Young, LLP

Seattle, Washington
August 9, 1999